                                Exhibit 99.1

BRISTOW GROUP REPORTS FOURTH QUARTER 2024 RESULTS
BEATS TOP END OF 2024 OUTLOOK RANGE
ANNOUNCES NEW CAPITAL ALLOCATION FRAMEWORK
Houston, Texas
February 26, 2025
Fourth Quarter and Full Year Highlights:
•Total revenues were $11.6 million lower in Q4 2024 compared to Q3 2024, and $118.1 million higher for the full year ended 2024 compared to 2023
•Net income was $3.6 million higher in Q4 2024 compared to Q3 2024, and $101.6 million higher in 2024 compared to 2023
•Adjusted EBITDA (as defined herein)(1) was $2.3 million lower in Q4 2024 compared to Q3 2024, and $66.3 million higher in 2024 compared to 2023
•Full year 2024 Adjusted EBITDA(1) was $236.8 million compared to the previously upward revised 2024E outlook range of $220 million - $230 million
FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) (“Bristow” or the “Company”) today reported net income attributable to the Company of $31.8 million, or $1.07 per diluted share, for the quarter ended December 31, 2024 (the “Current Quarter”) on total revenues of $353.5 million compared to net income attributable to the Company of $28.2 million, or $0.95 per diluted share, for the quarter ended September 30, 2024 (the “Preceding Quarter”) on total revenues of $365.1 million.
Bristow reported net income attributable to the Company of $94.8 million, or $3.21 per diluted share, for the year ended December 31, 2024 (the “Current Year”) on total revenues of $1.4 billion compared to net loss attributable to the Company of $6.8 million, or loss per diluted share of $0.24, on total revenues of $1.3 billion for the year ended December 31, 2023 (the “Prior Year”).
The following table provides select financial highlights for the periods reflected (in thousands, except per share amounts). A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA, operating income to Adjusted Operating Income and cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow is included in the “Non-GAAP Financial Measures” section herein.

	Three Months Ended		Year Ended December 31,
	December 31, 2024	September 30, 2024	2024	2023
Total revenues	$353,526	$365,122	$1,415,491	$1,297,429
Operating income	31,804	33,213	132,608	60,751
Net income (loss) attributable to Bristow Group	31,793	28,242	94,797	(6,780)
Basic earnings (loss) per common share	1.11	0.99	3.32	(0.24)
Diluted earnings (loss) per common share	1.07	0.95	3.21	(0.24)
Net cash provided by operating activities	51,054	66,022	177,420	32,037

Non-GAAP(1):
Adjusted Operating Income	$52,314	$55,131	$216,841	$145,225
EBITDA	44,581	63,900	207,931	130,035
Adjusted EBITDA	57,840	60,180	236,766	170,504
Free Cash Flow	48,315	57,981	159,476	17,619
Adjusted Free Cash Flow	45,735	59,520	160,911	27,774
__________________
(1)See definitions of these non-GAAP financial measures and the reconciliation of GAAP to non-GAAP financial measures in the Non-GAAP Financial Measures section further below.

“We are pleased to report very strong fourth quarter 2024 financial results, which exceeded the upwardly revised outlook range for Q4 and full year 2024,” said Chris Bradshaw, President and CEO of Bristow Group. “In addition, we are pleased to announce Bristow’s new capital allocation framework, with strategic priorities that include: (i) protect and maintain a strong balance sheet and liquidity position; (ii) pursue high impact, high return growth opportunities; and (iii) return capital to shareholders via opportunistic share buybacks and quarterly dividend payments. Understanding that Offshore Energy Services, our largest business segment, is inherently volatile, we must sustain a robust balance sheet that can withstand all market cycles. As such, the Company intends to pay down debt to a balance of approximately $500 million gross debt by the end of 2026. At the same time, we will continue to execute on compelling growth opportunities, such as the long-term Government SAR contracts the Company was awarded in Ireland and the UK as well as the attractive opportunities we have to introduce new AW189 helicopters to meet customer demand and boost profitability in our Offshore Energy Services segment. Furthermore, Bristow is committed to return capital to shareholders via a new quarterly dividend program intended to commence in Q1 2026 with an initial dividend payment of $0.125 per share, or $0.50 per share annualized, as well as opportunistic share buybacks under the Company’s new $125 million share repurchase program.”
Sequential Quarter Results
Revenues in the Current Quarter were $11.6 million lower compared to the Preceding Quarter. Revenues from Offshore Energy Services were $6.1 million lower primarily due to lower utilization, reduced aircraft availability and unfavorable foreign exchange rate impacts. Revenues from Government Services were $2.8 million lower in the Current Quarter primarily due to lower utilization and unfavorable foreign exchange rate impacts, partially offset by the commencement of the Irish Coast Guard (“IRCG”) contract and the 2nd Generation UK SAR (“UKSAR2G”) contract. Revenues from Other Services were $2.7 million lower in the Current Quarter primarily due to lower seasonal utilization and unfavorable foreign exchange rate impacts. Unfavorable foreign exchange rate impacts were related to the strengthening of the U.S. dollar relative to foreign currencies.
Operating expenses were $9.6 million lower in the Current Quarter primarily due to lower operating personnel costs as a result of the finalization of a labor agreement in the UK in the Preceding Quarter, lower fuel costs due to decreased flight hours and lower global fuel prices, and lower repairs and maintenance costs primarily due to decreased power-by-the-hour (“PBH”) expenses. These decreases were partially offset by higher costs related to the commencement of new Government Services contracts.
General and administrative expenses were $1.5 million higher primarily due to higher incentive compensation costs in the Current Quarter related to the Company’s full-year financial results.
Other expense, net of $6.2 million in the Current Quarter primarily resulted from foreign exchange losses of $12.6 million, partially offset by an insurance recovery of $4.5 million and a favorable interest adjustment to the Company’s pension liability of $1.7 million. Other income, net of $10.6 million in the Preceding Quarter primarily resulted from foreign exchange gains of $10.9 million.
Income tax benefit was $13.0 million in the Current Quarter compared to an income tax expense of $8.4 million in the Preceding Quarter. Income tax benefit in the Current Quarter was impacted by various discrete items including an $8.1 million tax benefit from double taxation relief, the expiration of the statute of limitation on uncertain tax positions in Nigeria and Trinidad of $4.1 million, and a $3.2 million tax benefit associated with an adjustment to deferred tax liabilities.

Segments
In the fourth quarter, the Company changed its segment reporting from a single reportable segment to three reportable segments: Offshore Energy Services, Government Services and Other Services. The Offshore Energy Services segment provides aviation services to, from and between offshore energy installations globally. The Government Services segment provides search and rescue (“SAR”) and support helicopter services to government agencies globally. The Other Services segment is primarily comprised of fixed wing services which provide transportation through scheduled passenger flights and aircraft charter services, dry-leasing of aircraft to third-party operators and part sales. Corporate includes unallocated overhead costs that are not directly associated with the Company’s three reportable segments. The change in segment reporting was the result of the recent expansion of the Company’s government services contracts and reevaluating the factors used to identify reportable segments which include end customer profile, management responsibility and contract dynamics. The prior years presented have been recast to conform with the revised presentation.
Full Year Results
Offshore Energy Services

	Year Ended December 31,
($ in thousands)	2024	2023	Favorable (Unfavorable)
Revenues	$966,064	$852,956	$113,108	13.3%
Operating income	132,165	45,613	86,552	189.8%
Adjusted Operating Income	172,799	88,773	84,026	94.7%
Operating income margin	14%	5%
Adjusted Operating Income margin	18%	10%
Revenues from Offshore Energy Services were $113.1 million higher in the Current Year compared to the Prior Year. Revenues in Africa were $47.4 million higher primarily due to higher utilization and increased rates. Revenues in the Americas were $36.1 million higher primarily due to higher utilization and the commencement of new contracts in Brazil. Revenues in Europe were $29.7 million higher primarily due to the commencement of a new contract in Norway. Operating income was $86.6 million higher in the Current Year primarily due to these higher revenues. Operating income was negatively impacted by higher repairs and maintenance costs of $20.1 million and operating personnel costs of $8.7 million, both primarily due to increased activity, partially offset by lower fuel costs of $5.5 million due to lower fuel prices.
Government Services

	Year Ended December 31,
($ in thousands)	2024	2023	Favorable (Unfavorable)
Revenues	$329,654	$337,280	$(7,626)	(2.3)%
Operating income	21,070	29,610	(8,540)	(28.8)%
Adjusted Operating Income	50,766	60,651	(9,885)	(16.3)%
Operating income margin	6%	9%
Adjusted Operating Income margin	15%	18%
Revenues from Government Services were $7.6 million lower in the Current Year primarily due to a change in rates after transitioning to the long-term contract with the Dutch Caribbean Coast Guard (“DCCG”). Operating income was $8.5 million lower in the Current Year primarily due to aircraft availability penalties related to supply chain challenges in UKSAR, start-up costs for IRCG and the transition to the long-term DCCG contract.
Other Services

	Year Ended December 31,
($ in thousands)	2024	2023	Favorable (Unfavorable)
Revenues	$119,773	$107,193	$12,580	11.7%
Operating income	13,747	15,398	(1,651)	(10.7)%
Adjusted Operating Income	25,786	25,829	(43)	(0.2)%
Operating income margin	11%	14%
Adjusted Operating Income margin	22%	24%
Revenues from Other Services were $12.6 million higher in the Current Year primarily due to higher utilization and increased rates. Operating income from Other Services was $1.7 million lower in the Current Year primarily due to higher operating costs in fixed wing services of $12.7 million due to increased subcontractor costs, training and fuel expenses. Depreciation and amortization was $1.6 million higher than the Prior Year.

Corporate

	Year Ended December 31,
($ in thousands)	2024	2023	Favorable (Unfavorable)
Corporate:
Total expenses	$33,329	$30,982	$(2,347)	(7.6)%
Gains (losses) on disposal of assets	(1,045)	1,112	(2,157)	nm
Operating loss	(34,374)	(29,870)	(4,504)	(15.1)%

Consolidated:
Interest income	$8,901	$8,646	$255	2.9%
Interest expense, net	(37,581)	(41,417)	3,836	9.3%
Other, net	(1,865)	(9,968)	8,103	81.3%
Income tax expense	(7,193)	(24,932)	17,739	71.1%
Total expenses for Corporate were $2.3 million higher in the Current Year primarily due to the full-year impact of increased headcount.
During the Current Year, the Company sold or otherwise disposed of 13 helicopters and various other assets, resulting in net losses of $1.0 million, compared to $1.1 million of net gains in the Prior Year primarily due to the sale of eight helicopters and disposal of various other assets.
Interest expense was $3.8 million lower in the Current Year primarily due to higher capitalized interest.
Other expense was $1.9 million in the Current Year and $10.0 million in the Prior Year primarily due to foreign exchange losses.
Income tax expense was $17.7 million lower than the Prior Year primarily due to the earnings mix of the Company’s global operations, a tax benefit from double taxation relief of $8.1 million, a tax benefit from the expiration of the statute of limitation on uncertain tax positions of $4.1 million and a $3.2 million tax benefit associated with an adjustment to deferred tax liabilities.

Beats Top End of 2024 Outlook and Affirms 2025 and 2026 Outlook
Please refer to the section entitled "Forward Looking Statements Disclosure" below for further discussion regarding the risks and uncertainties as well as other important information regarding Bristow’s guidance. The following guidance also contains non-GAAP financial measures. Please read the section entitled “Non-GAAP Financial Measures” for further information.
Select financial results for 2024 are as follows (in USD, millions):

	2024E(1)	2024A
Revenues:
Offshore Energy Services(2)	$959	$966
Government Services	$335	$330
Other Services	$120	$120
Total revenues	$1,414	$1,416

Adjusted EBITDA	$225	$237

Cash interest	$40	$43
Cash taxes	$23	$21
Maintenance capital expenditures	$18	$18
__________________________
(1)Reflects the mid-point of the increased 2024 financial outlook ranges. 2024E revenues include approximately $31.0 million of reimbursable revenues due to the change in presentation from operating to total revenues.
(2)OES includes approximately $12.7 million of Africa fixed wing revenues previously included in Other Services.
In connection with its change in segment reporting, the Company also issued select financial guidance by segment for 2025 and 2026 as follows:

	2025E	2026T
Revenues:
Offshore Energy Services	$950 - $1,060	$975 - $1,165
Government Services	$350 - $425	$430 - $460
Other Services	$120 - $130	$120 - $150
Total revenues	$1,420 - $1,615	$1,525 - $1,775

Adjusted Operating Income:
Offshore Energy Services	$190 - $210	$210 - $255
Government Services	$45 - $55	$75 - $85
Other Services	$15 - $20	$15 - $20
Corporate	($30 - $40)	($30 - $40)
	$220 - $245	$270 - $320

Adjusted EBITDA	$230 - $260	$275 - $335

Cash interest	~$45	~$45
Cash taxes	$25 - $30	$25 - $30
Maintenance capital expenditures	$15 - $20	$20 - $25

There are two main ways in which foreign currency fluctuations impact Bristow’s reported financials. The first is primarily non-cash foreign exchange gains (losses) that are reported in the Other, net line on the statements of operations. These are related to the revaluation of certain balance sheet items, typically do not impact cash flows, and thus are excluded in the Adjusted EBITDA presentation. The second is through impacts to certain revenue and expense items, which impact the Company’s cash flows. The primary exposure is the GBP/USD exchange rate.
Each £0.01 movement in the GBP/USD exchange rate would impact 2025E Adjusted EBITDA by +/- ~$1.2 million. The following table shows the GBP/USD exchange rate for each period presented.

	2024A	2025E	2026T
(in millions, except for exchange rates)
Adjusted EBITDA	$237	$230 - $260	$275 - $335
Average GBP/USD exchange rate	1.28	1.26	1.26
Outlook by Segment
Offshore Energy Services:
Increased activity in the offshore energy industry, a tighter equipment market, and inflationary cost pressures have driven meaningful rate increases, which we have continued to capture during contract renewal and new project tenders. Headwinds from continued supply chain shortages, particularly those related to the S92 heavy helicopters, are expected to persist in 2025. However, with current utilization levels for medium, super medium and heavy helicopters at or near 100%, coupled with unmet lift demand and long lead-times for new builds, we anticipate market conditions to remain constructive for our industry in 2025 and 2026. Additionally, the cadence of our contract renewals is such that more of the contracts would commence in late 2025 or 2026.
Europe region:
Though 2024 benefited from the full-year impact of a new contract in Norway and higher ad hoc activity on attractive rates in the UK, the North Sea is a mature market with limited growth opportunities. We expect activity in this region to remain mostly stable in 2025, though S92 supply chain challenges remain a risk.
Americas region:
Meaningful increases in our Americas market are largely attributed to the full-year impact of expanded operations in Brazil. The growing demand in Brazil offers additional opportunities, though the timing of these opportunities is weighted towards the back half of 2025, with full-year impacts expected in 2026. Activity is also expected to increase in the U.S. and Suriname.
Africa region:
Nigeria remains one of our most promising markets, as the business continues to absorb increasing demand in the region. The combination of increased utilization, higher rates and added capacity is fueling our growth in this market. Absent additional supply chain headwinds, we expect this momentum to continue in 2025.
Government Services:
Our Government Services segment typically involves short periods of investment followed by long periods of strong cash flows, and 2025 will be a year of transitioning to new contracts. Operations on the previously announced 10-year, approximately €670 million IRCG contract commenced in late 2024, and the last base is expected to fully transition in the second half of 2025. The transition to the previously announced, 10-year, approximately £1.6 billion UKSAR2G contract also began in late 2024, and the transition is expected to conclude at the end of 2026. Though the majority of capital expenditures will conclude in the first half of 2025, associated operating expenses during the transition period, the strengthening of the U.S. dollar relative to the British pound sterling and Euro, and impacts of penalties due to availability, primarily related to supply chain challenges that are expected to persist in the near term, may not present the full earnings power and quality margins from this business until 2026 and beyond. We expect full-year impacts in subsequent years will contribute meaningfully to our financial results, and the strong margins, and stable, long-term cash flows with high credit quality customers will provide reliable capital returns well into the middle of the next decade.

Other Services:
Other Services has experienced growth in recent years from charter revenues in Australia, and we observed higher yields in scheduled passenger transport throughout the year, though pilot shortages remained challenging through this upturn. We believe the financial performance of this segment will remain consistent with or near current levels of activity throughout 2025.

Liquidity and Capital Allocation
As of December 31, 2024, the Company had $247.5 million of unrestricted cash and $64.0 million of remaining availability under its amended asset-based credit facility (the “ABL Facility”) for total liquidity of $311.5 million. Borrowings under the ABL Facility are subject to certain conditions and requirements.
In the Current Quarter, purchases of property and equipment were $83.5 million, of which $2.7 million were maintenance capital expenditures, and cash proceeds from dispositions of property and equipment were $5.0 million. In the Preceding Quarter, purchases of property and equipment were $57.0 million, of which $8.0 million were maintenance capital expenditures, and cash proceeds from dispositions of property and equipment were $0.1 million. See “Non-GAAP Financial Measures - Free Cash Flow and Adjusted Free Cash Flow” for a reconciliation to operating cash flows.
Bristow is pleased to announce a new capital allocation framework with key priorities that include: (i) protect and maintain a strong balance sheet and liquidity position; (ii) pursue high impact, high return growth opportunities; and (iii) return capital to shareholders via opportunistic share repurchases and initiate quarterly dividend payments in 2026. Understanding that the Offshore Energy Services segment is inherently volatile, the Company recognizes the importance of maintaining a strong balance sheet that can withstand challenging market down cycles. As such, Bristow intends to pay down debt to a balance of approximately $500 million gross debt by the end of 2026. Bristow’s Board of Directors has approved a new $125 million share repurchase program that will be deployed on an opportunistic basis. In addition, the Company intends to initiate a quarterly dividend program beginning in the first quarter of 2026, with an initial dividend payment of $0.125 per share ($0.50 per share annualized).
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, February 27, 2025, to review the results for the quarter and full year ended December 31, 2024. The conference call can be accessed using the following link:
Link to Access Earnings Call: https://www.veracast.com/webcasts/bristow/webcasts/VTOL4Q24.cfm
Replay
A replay will be available through March 20, 2025 by using the link above. A replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through March 20, 2025. The accompanying investor presentation will be available on February 27, 2025, on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. Bristow primarily provides aviation services to a broad base of offshore energy companies and government entities. Our aviation services include personnel transportation, search and rescue (“SAR”), medevac, fixed wing transportation, unmanned systems and ad-hoc helicopter services. Our business is comprised of three operating segments: Offshore Energy Services, Government Services and Other Services. Our energy customers charter our helicopters primarily to transport personnel to, from and between onshore bases and offshore production platforms, drilling rigs and other installations. Our government customers primarily outsource SAR activities whereby we operate specialized helicopters and provide highly trained personnel. Our other services include fixed wing transportation services through a regional airline and dry-leasing aircraft to third-party operators in support of other industries and geographic markets.
Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, India, Ireland, the Kingdom of Saudi Arabia, Mexico, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad, the United Kingdom (“UK”) and the United States (“U.S.”).

Forward-Looking Statements Disclosure
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements about our future business, strategy, operations, capabilities and results; financial projections; plans and objectives of our management, including our expectations regarding a quarterly dividend program and our intention to pay down debt; expected actions by us and by third parties, including our customers, competitors, vendors and regulators, and other matters. Some of the forward-looking statements can be identified by the use of words such as “believes”, “belief”, “forecasts”, “expects”, “plans”, “anticipates”, “intends”, “projects”, “estimates”, “may”, “might”, “will”, “would”, “could”, “should” or other similar words; however, all statements in this press release, other than statements of historical fact or historical financial results, are forward-looking statements. Our forward-looking statements reflect our views and assumptions on the date hereof regarding future events and operating performance. We believe that they are reasonable, but they involve significant known and unknown risks, uncertainties, assumptions and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and factors that could cause or contribute to such differences, include, but are not limited to, those discussed in our Annual Report on Form 10-K, and in particular, the risks discussed in Part I, Item 1A, “Risk Factors” of such report and those discussed in other documents we file with the Securities and Exchange Commission (the “SEC”). Accordingly, you should not put undue reliance on any forward-looking statements.
You should consider the following key factors when evaluating these forward-looking statements: the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers; our reliance on a limited number of helicopter manufacturers and suppliers and the impact of a shortfall in availability of aircraft components and parts required for maintenance and repairs of our helicopters, including significant delays in the delivery of parts for our S92 fleet; our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition; public health crises, such as pandemics and epidemics, and any related government policies and actions; our inability to execute our business strategy for diversification efforts related to government services and advanced air mobility; the potential for cyberattacks or security breaches that could disrupt operations, compromise confidential or sensitive information, damage reputation, expose to legal liability, or cause financial losses; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (“OPEC”) and other producing countries; fluctuations in the demand for our services; the possibility of significant changes in foreign exchange rates and controls; potential effects of increased competition and the introduction of alternative modes of transportation and solutions; the possibility that portions of our fleet may be grounded for extended periods of time or indefinitely (including due to severe weather events); the possibility of political instability, civil unrest, war or acts of terrorism in any of the countries where we operate or elsewhere; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the existence of operating risks inherent in our business, including the possibility of declining safety performance; labor issues, including our inability to negotiate acceptable collective bargaining or union agreements with employees covered by such agreements; the possibility of changes in tax, environmental, trade, immigration and other laws and regulations and policies, including, without limitation, tariffs and actions of the governments that impact oil and gas operations, favor renewable energy projects or address climate change; any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; general economic conditions, including interest rates or uncertainty in the capital and credit markets; the possibility that reductions in spending on aviation services by governmental agencies where we are seeking contracts could adversely affect or lead to modifications of the procurement process or that such reductions in spending could adversely affect search and rescue (“SAR”) contract terms or otherwise delay service or the receipt of payments under such contracts; and, the effectiveness of our environmental, social and governance initiatives.
The above description of risks and uncertainties is by no means all-inclusive, but is designed to highlight what we believe are important factors to consider. All forward-looking statements in this press release are qualified by these cautionary statements and are only made as of the date thereof. The forward-looking statements in this press release should be evaluated together with the many uncertainties that affect our businesses, particularly those discussed in greater detail in Part I, Item 1A, “Risk Factors” and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K. We disclaim any obligation or undertaking, other than as required by law, to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, whether as a result of new information, future events or otherwise.

BRISTOW GROUP INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Favorable/ (Unfavorable)
	December 31, 2024	September 30, 2024
Total revenues	$353,526	$365,122	$(11,596)

Costs and expenses:
Operating expenses	261,911	271,519	9,608
General and administrative expenses	44,372	42,898	(1,474)
Depreciation and amortization expense	16,701	17,569	868
Total costs and expenses	322,984	331,986	9,002

Losses on disposal of assets	(82)	(626)	544
Earnings from unconsolidated affiliates	1,344	703	641
Operating income	31,804	33,213	(1,409)

Interest income	2,249	2,526	(277)
Interest expense, net	(9,064)	(9,660)	596
Other, net	(6,173)	10,592	(16,765)
Total other income (expense), net	(12,988)	3,458	(16,446)
Income before income taxes	18,816	36,671	(17,855)
Income tax benefit (expense)	12,952	(8,392)	21,344
Net income	31,768	28,279	3,489
Net loss (income) attributable to noncontrolling interests	25	(37)	62
Net income attributable to Bristow Group Inc.	$31,793	$28,242	$3,551

Basic earnings per common share	$1.11	$0.99
Diluted earnings per common share	$1.07	$0.95

Weighted average common shares outstanding, basic	28,628	28,620
Weighted average common shares outstanding, diluted	29,796	29,719

Adjusted Operating Income	$52,314	$55,131	$(2,817)
EBITDA	$44,581	$63,900	$(19,319)
Adjusted EBITDA	$57,840	$60,180	$(2,340)

BRISTOW GROUP INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Year Ended December 31,		Favorable (Unfavorable)
	2024	2023
Total revenues	$1,415,491	$1,297,429	$118,062

Costs and expenses:
Operating expenses	1,042,118	990,403	(51,715)
General and administrative expenses	175,550	181,745	6,195
Merger and integration costs	—	2,201	2,201
Depreciation and amortization expense	68,287	70,606	2,319
Total costs and expenses	1,285,955	1,244,955	(41,000)

Gains (losses) on disposal of assets	(1,045)	1,112	(2,157)
Earnings from unconsolidated affiliates	4,117	7,165	(3,048)
Operating income	132,608	60,751	71,857

Interest income	8,901	8,646	255
Interest expense, net	(37,581)	(41,417)	3,836
Other, net	(1,865)	(9,968)	8,103
Total other income (expense), net	(30,545)	(42,739)	12,194
Income before income taxes	102,063	18,012	84,051
Income tax expense	(7,193)	(24,932)	17,739
Net income (loss)	94,870	(6,920)	101,790
Net loss (income) attributable to noncontrolling interests	(73)	140	(213)
Net income (loss) attributable to Bristow Group Inc.	$94,797	$(6,780)	$101,577

Basic earnings (losses) per common share	$3.32	$(0.24)
Diluted earnings (losses) per common share	$3.21	$(0.24)

Weighted average common stock outstanding, basic	28,515	28,139
Weighted average common stock outstanding, diluted	29,552	28,139

Adjusted Operating Income	$216,841	$145,225	$71,616
EBITDA	$207,931	$130,035	$77,896
Adjusted EBITDA	$236,766	$170,504	$66,262

BRISTOW GROUP INC.
REVENUES BY SEGMENT
(unaudited, in thousands)

	Three Months Ended				Year Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2024	December 31, 2023
Offshore Energy Services:
Europe	$105,686	$108,263	$106,701	$107,089	$427,739	$398,059
Americas	89,651	92,331	97,782	88,555	368,319	332,259
Africa	44,827	45,718	45,210	34,251	170,006	122,638
Total Offshore Energy Services	$240,164	$246,312	$249,693	$229,895	$966,064	$852,956
Government Services	82,558	85,346	79,578	82,172	329,654	337,280
Other Services	30,804	33,464	30,478	25,027	119,773	107,193
	$353,526	$365,122	$359,749	$337,094	$1,415,491	$1,297,429

FLIGHT HOURS BY SEGMENT
(unaudited)

	Three Months Ended				Year Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2024	December 31, 2023
Offshore Energy Services:
Europe	9,395	9,575	9,826	9,488	38,284	42,025
Americas	10,505	11,002	11,028	10,048	42,583	36,677
Africa	4,239	4,430	4,594	3,683	16,946	13,656
Total Offshore Energy Services	24,139	25,007	25,448	23,219	97,813	92,358
Government Services	4,242	5,201	4,875	4,493	18,811	18,661
Other Services	3,585	3,569	3,390	3,138	13,682	11,069
	31,966	33,777	33,713	30,850	130,306	122,088

BRISTOW GROUP INC.
Full Year Segment Statements of Operations
(unaudited, in thousands)

	Offshore Energy Services	Government Services	Other	Corporate	Consolidated
Year Ended December 31, 2024
Revenues	$966,064	$329,654	$119,773	$—	$1,415,491
Less:
Personnel	218,811	97,256	24,493	—	340,560
Repairs and maintenance	211,791	48,893	12,600	—	273,284
Insurance	16,464	7,296	1,147	—	24,907
Fuel	58,318	9,072	19,556	—	86,946
Leased-in equipment	60,515	37,995	5,030	—	103,540
Other segment costs	144,741	43,392	24,748	—	212,881
Total operating expenses	710,640	243,904	87,574	—	1,042,118
General and administrative expenses	98,972	36,986	7,082	32,510	175,550
Depreciation and amortization expense	28,404	27,694	11,370	819	68,287
Total costs and expenses	838,016	308,584	106,026	33,329	1,285,955
Losses on disposal of assets	—	—	—	(1,045)	(1,045)
Earnings from unconsolidated affiliates	4,117	—	—	—	4,117
Operating income (loss)	$132,165	$21,070	$13,747	$(34,374)	$132,608
Non-GAAP:
Depreciation and amortization expense	28,404	27,694	11,370	819	68,287
PBH amortization	12,230	2,002	669	—	14,901
Losses on disposal of assets	—	—	—	1,045	1,045
Adjusted Operating Income (Loss)	$172,799	$50,766	$25,786	$(32,510)	$216,841

	Offshore Energy Services	Government Services	Other	Corporate		Consolidated
Year Ended December 31, 2023
Revenues	$852,956	$337,280	$107,193	$—		$1,297,429
Less:
Personnel	210,138	90,498	23,045	—		323,681
Repairs and maintenance	191,699	49,859	12,358	—		253,916
Insurance	14,893	7,898	994	—		23,785
Fuel	63,823	10,446	17,230	—		91,499
Leased-in equipment	56,971	38,033	4,092	—		99,096
Other segment costs	139,529	41,765	17,132	—		198,426
Total operating expenses	677,053	238,499	74,851	—		990,403
General and administrative expenses	104,471	40,070	7,176	30,028		181,745
Merger and integration costs	2,201	—	—	—		2,201
Depreciation and amortization expense	30,783	29,101	9,768	954		70,606
Total costs and expenses	814,508	307,670	91,795	30,982		1,244,955
Gains on disposal of assets	—	—	—	1,112		1,112
Earnings from unconsolidated affiliates	7,165	—	—	—		7,165
Operating income (loss)	$45,613	$29,610	$15,398	$(29,870)	$—	$60,751
Non-GAAP:
Depreciation and amortization expense	30,783	29,101	9,768	954		70,606
PBH amortization	12,377	1,940	663	—		14,980
Gains on disposal of assets	—	—	—	(1,112)		(1,112)
Adjusted Operating Income (Loss)	$88,773	$60,651	$25,829	$(30,028)		$145,225

BRISTOW GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$251,281	$183,662
Accounts receivable, net	211,590	234,620
Inventories	114,509	99,863
Prepaid expenses and other current assets	42,078	45,438
Total current assets	619,458	563,583
Property and equipment, net	1,076,221	927,766
Investment in unconsolidated affiliates	22,424	19,890
Right-of-use assets	264,270	287,939
Other assets	142,873	138,100
Total assets	$2,125,246	$1,937,278
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,462	$87,885
Accrued liabilities	223,824	208,657
Short-term borrowings and current maturities of long-term debt	18,614	13,247
Total current liabilities	325,900	309,789
Long-term debt, less current maturities	671,169	534,823
Deferred taxes	39,019	42,710
Long-term operating lease liabilities	188,949	214,957
Deferred credits and other liabilities	8,937	11,820
Total liabilities	1,233,974	1,114,099

Stockholders’ equity:
Common stock	315	311
Additional paid-in capital	742,072	725,773
Retained earnings	312,765	217,968
Treasury stock, at cost	(69,776)	(65,722)
Accumulated other comprehensive loss	(93,669)	(54,643)
Total Bristow Group Inc. stockholders’ equity	891,707	823,687
Noncontrolling interests	(435)	(508)
Total stockholders’ equity	891,272	823,179
Total liabilities and stockholders’ equity	$2,125,246	$1,937,278

Non-GAAP Financial Measures
The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Operating Income to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow and Adjusted Free Cash Flow, each as detailed below, are non-GAAP measures, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company's financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (including the notes), included in the Company's filings with the SEC and posted on the Company's website.
EBITDA and Adjusted EBITDA
EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for non-cash gains and losses on the sale of assets, non-cash foreign exchange gains (losses) related to the revaluation of certain balance sheet items, and certain special items that occurred during the reported period, such as the amortization of PBH maintenance agreements that are non-cash within the period, gains on insurance claims, non-cash nonrecurring insurance adjustments and other special items which include professional service fees related to unusual litigation proceedings and other nonrecurring costs related to strategic activities. The professional services fees are primarily attorneys’ fees related to a litigation and arbitration matter that the Company is pursuing (where no gain contingency has been recorded or identified) that is unusual in nature and outside of the normal course of the Company’s continuing business operations. The other nonrecurring costs related to strategic activities are costs associated with financing transactions and proposed M&A transactions. These special costs are related to various pursuits that are not individually material to the Company and, as such, are aggregated for presentation. The Company views these matters and their related financial impacts on the Company’s operating performance as extraordinary and not reflective of the operational performance of the Company’s core business activities. In addition, the same costs are not reasonably likely to recur within two years nor have the same charges or gains occurred within the prior two years. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company's assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income (loss), the most directly comparable GAAP measure, as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (unaudited, in thousands).

	Three Months Ended				Year Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2024	December 31, 2023
Net income (loss)	$31,768	$28,279	$28,191	$6,632	$94,870	$(6,920)
Depreciation and amortization expense	16,701	17,569	16,848	17,169	68,287	70,606
Interest expense, net	9,064	9,660	9,385	9,472	37,581	41,417
Income tax expense (benefit)	(12,952)	8,392	9,245	2,508	7,193	24,932
EBITDA	$44,581	$63,900	$63,669	$35,781	$207,931	$130,035
(Gains) losses on disposal of assets	82	626	224	113	1,045	(1,112)
Foreign exchange (gains) losses	12,581	(10,904)	749	6,499	8,925	10,701
Special items	596	6,558	6,639	5,072	18,865	30,880
Adjusted EBITDA	$57,840	$60,180	$71,281	$47,465	$236,766	$170,504

(1)  Special items include the following:

	Three Months Ended				Year Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2024	December 31, 2023
PBH amortization	$3,727	$3,723	$3,725	$3,726	$14,901	$14,980
Merger and integration costs	—	—	—	—	—	2,201
Gain on insurance claim	(4,451)	—	—	—	(4,451)	—
Non-cash insurance adjustment	—	—	—	—	—	3,977
Other special items	1,320	2,835	2,914	1,346	8,415	9,722
	$596	$6,558	$6,639	$5,072	$18,865	$30,880
The Company is unable to provide a reconciliation of projected Adjusted EBITDA (non-GAAP) for 2025 and 2026 included in this release to projected net income (GAAP) for the same periods because components of the calculation are inherently unpredictable. The inability to forecast certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, the Company does not provide guidance on the items used to reconcile projected Adjusted EBITDA due to the uncertainty regarding timing and estimates of such items. Therefore, the Company does not present a reconciliation of projected Adjusted EBITDA (non-GAAP) to net income (GAAP) for 2025 or 2026.
Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents the Company’s net cash provided by operating activities less maintenance capital expenditures. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude costs paid in relation to certain special items which primarily include (i) professional service fees related to unusual litigation proceedings and (ii) other nonrecurring costs related to strategic activities. The professional services fees are primarily attorneys’ fees related to a litigation and arbitration matter that the Company is pursuing (where no gain contingency has been recorded or identified) that is unusual in nature and outside of the normal course of the Company’s continuing business operations. The other nonrecurring costs related to strategic activities are costs associated with financing transactions and proposed M&A transactions. These special costs are related to various pursuits that are not individually material to the Company and, as such, are aggregated for presentation. The Company views these matters and their related financial impacts on the Company’s operating performance as extraordinary and not reflective of the operational performance of the Company’s core business activities. In addition, the same costs are not reasonably likely to recur within two years nor have the same charges or gains occurred within the prior two years. Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. Neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP. Accordingly, these measures should not be used as an indicator of, or an alternative to, net cash provided by operating activities, the most directly comparable GAAP measure. Investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (unaudited, in thousands).

	Three Months Ended				Year Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2024	December 31, 2023
Net cash provided by operating activities	$51,054	$66,022	$33,665	$26,679	$177,420	$32,037
Less: Maintenance capital expenditures	(2,739)	(8,041)	(2,215)	(4,949)	(17,944)	(14,418)
Free Cash Flow	$48,315	$57,981	$31,450	$21,730	$159,476	$17,619
Plus: Merger and integration costs	—	—	—	—	—	2,118
Plus: Other special items	(2,580)	1,539	1,881	595	1,435	8,037
Adjusted Free Cash Flow	$45,735	$59,520	$33,331	$22,325	$160,911	$27,774

Adjusted Operating Income by Segment
Adjusted Operating Income (Loss) (“Adjusted Operating Income”) is defined as operating income (loss) before depreciation and amortization, PBH amortization and gains or losses on asset dispositions that occurred during the reported period. The Company includes Adjusted Operating Income to provide investors with a supplemental measure of each segment’s operating performance. Management believes that the use of Adjusted Operating Income is meaningful to investors because it provides information with respect to each segment’s ability to generate cash from its operations. Adjusted Operating Income is not a recognized term under GAAP. Accordingly, this measure should not be used as an indicator of, or an alternative to, operating income (loss), the most directly comparable GAAP measure, as a measure of operating performance. Because the definition of Adjusted Operating Income (or similar measures) may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of operating income (loss), the most directly comparable GAAP measure, to Adjusted Operating Income for each segment and Corporate (unaudited, in thousands).

	Year Ended December 31,
	2024	2023
Offshore Energy Services:
Operating income	$132,165	$45,613
Depreciation and amortization expense	28,404	30,783
PBH amortization	12,230	12,377
Offshore Energy Services Adjusted Operating Income	$172,799	$88,773

Government Services:
Operating income	$21,070	$29,610
Depreciation and amortization expense	27,694	29,101
PBH amortization	2,002	1,940
Government Services Adjusted Operating Income	$50,766	$60,651

Other Services:
Operating income	$13,747	$15,398
Depreciation and amortization expense	11,370	9,768
PBH amortization	669	663
Other Services Adjusted Operating Income	$25,786	$25,829

Total Segments Adjusted Operating Income	$249,351	$175,253

Corporate:
Operating loss	$(34,374)	$(29,870)
Depreciation and amortization expense	819	954
Losses (gains) on disposal of assets	1,045	(1,112)
Corporate Adjusted Operating Loss	$(32,510)	$(30,028)

Consolidated Adjusted Operating Income	$216,841	$145,225
The Company is unable to provide a reconciliation of projected Adjusted Operating Income by Segment (non-GAAP) for 2025 and 2026 included in this release to projected operating income (GAAP) for the same periods because components of the calculation are inherently unpredictable. The inability to forecast certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, the Company does not provide guidance on the items used to reconcile projected Adjusted Operating Income by Segment due to the uncertainty regarding timing and estimates of such items. Therefore, the Company does not present a reconciliation of projected Adjusted Operating Income by Segment (non-GAAP) to operating income (GAAP) for 2025 or 2026.

BRISTOW GROUP INC.
FLEET COUNT

	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Total Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S92	34	29	63	19	15
AW189	19	4	23	16	8
	53	33	86
Medium Helicopters:
AW139	48	4	52	12	14
S76 D/C++	14	—	14	12	13
AS365	1	—	1	12	35
	63	4	67
Light—Twin Engine Helicopters:
AW109	3	—	3	7	17
EC135 / H135	10	1	11	6	15
	13	1	14
Light—Single Engine Helicopters:
AS350	12	—	12	4	25
AW119	13	—	13	7	18
	25	—	25

Total Helicopters	154	38	192		14
Fixed Wing	9	5	14
UAS	4	—	4
Total Fleet	167	43	210
______________________
(1)Reflects the average age of helicopters that are owned by the Company.
The table below presents the number of aircraft in our fleet and their distribution among the segments in which we operate as of December 31, 2024 and the percentage of revenues that each of our segments provided during the Current Year.

	Percentage of Revenues
		Helicopters				Fixed Wing	UAS
		Heavy	Medium	Light Twin	Light Single			Total
Offshore Energy Services	68%	57	59	11	—	1	—	128
Government Services	23%	29	5	3	20	—	4	61
Other Services	9%	—	3	—	5	13	—	21
Total	100%	86	67	14	25	14	4	210
Aircraft not currently in fleet:
Under construction(1)		8	6	4	—	—	—	18
On order(2)		2	—	5	—	—	—	7
Options(3)		10	—	10	—	—	—	20
______________________
(1)Under construction reflects new aircraft that the Company has either taken ownership of and are undergoing additional configuration before being placed into service or are currently under construction by the Original Equipment Manufacturer (“OEM”) and pending delivery. Includes eight AW189 heavy helicopters (of which two were delivered and are undergoing additional configuration), six AW139 medium helicopters (of which four were delivered and undergoing additional configuration) and four H135 light-twin helicopters.
(2)On order reflects aircraft that the Company has commitments to purchase but construction has not yet begun. Includes two AW189 heavy helicopters and five AW169 light-twin helicopters.
(3)Options include 10 AW189 heavy helicopters and 10 H135 light-twin helicopters.